Exhibit 99.1

STAAR Surgical Announces Changes to Board of Directors

LAKE FOREST, CA – April 24, 2025 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today announced changes to its Board of Directors. The Company announced that the Board appointed Louis E. Silverman, who served on the Company’s Board from 2014-2022, as a director, effective April 24, 2025. The Company also announced that Aimee S. Weisner, who has served as a director since 2022, has chosen not to stand for re-election to the Board when her term expires at the Company’s 2025 annual meeting of shareholders in June. In addition, the Company announced that Wei Jiang, who has served as a director since 2024, has agreed to serve in a short-term role as a special strategic advisor to the Company’s Asia Pacific business.

“We are pleased to have Lou rejoin the STAAR Board,” said the Company’s CEO and Board member, Steve Farrell. “Lou’s healthcare leadership experience, financial and operating rigor, and his knowledge of STAAR will serve our Board well. I welcome him back, and I look forward to working with him again as we focus on improving our cost structure and returning STAAR to growth. I also want to thank Aimee for her service on the Board.”

Mr. Farrell continued, “I am also excited that Wei has agreed to help STAAR strengthen our Asia Pacific business and operations during this dynamic time. As a Board member, Wei has worked closely with STAAR’s Asia Pacific team to understand the challenges and opportunities in this key region for the Company. Wei’s knowledge of STAAR, our business, strategy, and people, combined with his 25+ year history of success in leadership roles at large multinational pharmaceutical companies in China, make him well suited for this role. We are fortunate to have Wei on our Board, and we greatly appreciate his willingness to take on additional responsibilities in the temporary role of Chief of APAC Strategy as we work to best position STAAR for long-term success.”

“Wei’s assistance in-country will accelerate the resolution of our distribution channel challenges in China and will help us to continue to successfully navigate the evolving global tariff environment,” said Mr. Farrell. “Fortunately, we already had significant levels of inventory at our distributors in China prior to the imposition of tariffs. When the tariffs were announced, we negotiated and implemented formal consignment agreements with our two major distributors, and we delivered consigned inventory to China in advance of the implementation of tariffs to further mitigate financial exposure. In addition, we are rapidly ramping up our production capabilities in Switzerland to supplement U.S. manufacturing capacity and provide optionality under multiple tariff scenarios. On a related note, we are making meaningful progress on our cost control efforts and remain committed to improving profitability. We look forward to discussing these efforts with investors on our earnings conference call in May.”

With the appointment of Mr. Silverman to the Board, the STAAR Board of Directors is now comprised of seven directors: Arthur C. Butcher, Stephen C. Farrell, Wei Jiang, Louis E. Silverman, Aimee S. Weisner, Elizabeth Yeu, M.D., and Lilian Y. Zhou. Mr. Farrell, who serves as the Company’s CEO, and Mr. Jiang, who is serving as Chief of APAC Strategy through the end of fiscal 2025, do not qualify as independent under Nasdaq rules. The Board has determined that each of the other five directors is independent under the rules of the Securities and Exchange Commission and Nasdaq. Ms. Weisner indicated that her decision not to stand for re-election to the Board is not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

About Louis E. Silverman

Mr. Silverman currently serves as the Chairperson and Chief Executive Officer of Hicuity Health, Inc. (formerly known as Advanced ICU Care, Inc.), a privately held health care services company providing remote patient monitoring services to hospitals, positions he has held since February 2014. From June 2012 through February 2014, Mr. Silverman served as a consultant and board advisor for private equity investors and others regarding health care technology and health care technology service companies, and health care services portfolio investments. From September 2009 through June 2012, Mr. Silverman was Chief Executive Officer of Marina Medical Billing Services, Inc., a revenue cycle management company serving ER physicians nationally. From September 2008 through August 2009, Mr. Silverman served as President and Chief Executive Officer of Qualcomm-backed health care start-up, LifeComm. From August 2000 through August 2008, Mr. Silverman served as the President and Chief Executive officer of Quality Systems, Inc. (NASDAQ: QSII), a developer of medical and dental practice management and patient records software. From 1993 through 2000, he served in multiple positions, including Chief Operations Officer, of CorVel Corporation (NASDAQ: CRVL), a national managed care services/technology company. From 2014 to 2022, Mr. Silverman served as a member of the STAAR Board of Directors. Mr. Silverman has served as a member of the Board of Oncocyte Corporation (NASDAQ: OCX) since November 2022. Since March 2025, Mr. Silverman has also served as member of the Board of Veradigm Inc. (OTCMKTS: MDRX). Mr. Silverman earned a B.A. from Amherst College and an M.B.A. from Harvard Business School.

About Wei Jiang

Mr. Jiang most recently served as Executive Vice President and President, Bayer Pharmaceuticals Region China & APAC, and President, Bayer Group Greater China Region, until his retirement in 2021. Prior to joining Bayer (OTCMKTS: BAYRY) in 2012, he held various senior positions at AstraZeneca (NASDAQ: AZN), culminating in his role as Senior Vice President, China operations. Prior to that, Mr. Jiang served as Managing Director, China operations at Guidant Corporation (NYSE: GDT) and in various roles at Eli Lilly & Company (NYSE: LLY) including Marketing Director, China Operations. Mr. Jiang has served as a member of the Board of Waters Corporation (NYSE: WAT) since 2021, including as a member of its science and technology committee. Mr. Jiang earned a B.BA. in business administration from Campbell University in North Carolina and an M.A. in economics from Indiana State University.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

CONTACT:	Investors & Media
Brian Moore
Vice President, Investor Relations and Corporate Development
(626) 303-7902, Ext. 3023
bmoore@staar.com

Investors - Asia
Niko Liu, CFA
Director, Investor Relations and Corporate Development - Asia
+852-6092-5076
nliu@staar.com